Exhibit 23.1

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2022, with respect to the consolidated financial statements of Baudax Bio, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 8, 2022